UNITED STATES DISTRICT COURT

DISTRICT OF MAINE

RICHARD E. KAPLAN, ) )

PLAINTIFF	)
)
v.	)	CIVIL NO. 05-144-B-H
)
FIRST HARTFORD	)
CORPORATION AND	)
NEIL ELLIS,	)
)
DEFENDANTS	)

FINDINGS OF FACT AND CONCLUSIONS OF LAW

This lawsuit is an effort by a 19% shareholder to realize fair value from his ownership of a publicly held, but thinly traded, Maine corporation. In his view, fair value is higher than the price the market will pay for his shares. Although the corporation is public, its shares are not listed on an exchange.  A 43%1 shareholder controls the corporation. The 19% shareholder claims that the 43% shareholder has been operating the corporation oppressively for the benefit of

1 The Complaint says that Neil Ellis owns 43% (actually 42.9%), citing the 2005 Securities and Exchange Commission's Form 10K ("10K"), and the defendants admit this number in their answers. The 2006 10K (Pl. Ex. 75) and 2006 proxy statement (Pl. Ex. 85) show Neil Ellis as the beneficial owner of 40.3% of FHC's common stock. However, Plaintiff's Exhibit 106, a demonstrative aid illustrating ownership in FHC, says that Ellis is the beneficial owner of 46.15% of the company's common stock, citing the 2006 proxy statement.   Ellis's post-trial brief also says that he is a 46.15% owner. Def. Ellis's Post Tr. Br. at 3-4.  The difference in these numbers is immaterial to my analysis, so for the sake of simplicity I will use the 43% number throughout this opinion.

himself, his family and other wholly owned entities. The 43% shareholder claims that he has brought the company back from bankruptcy by his hard work, and by generously advancing funds and credit from his and his family's assets. The 19% shareholder wants "out at fair value" and seeks the appointment of a receiver to explore equitable solutions.

Oppression relief statutes were designed for closely held corporations. But under the Maine statute, the remedy is available for publicly held corporations as well.2 I conclude that although the 43% shareholder has contributed greatly to the corporation (it undoubtedly would not have survived without his efforts), he has also engaged in oppressive conduct with respect to minority shareholders within the meaning of the statute. But the issue of relief is exceedingly difficult for this publicly held, albeit thinly traded, corporation. At this stage the lawyers have focused almost exclusively on proving or disproving liability. Indeed, by agreement the parties delayed discovery and expert testimony over stock value, a critical component of one remedy, court ordered buy-out.  Even the plaintiff does not seek dissolution, at least not yet, but the appointment of a receiver to explore

2A closely held corporation is a business organization typified by a small number of stockholders, the absence of a market for the corporation's stock, and substantial shareholder participation in the management of the corporation. In the traditional public corporation, the shareholder is ordinarily a detached investor who neither contributes labor to the corporation nor takes part in management responsibilities. Douglas K. Moll, Shareholder Oppression in Close Corporations: The Unanswered Question of Perspective, 53 Vand. L. Rev. 749, 756-7 (2000).  "Risk bearing and management are separated in public but not closely held corporations."  F.H. Easterbrook and D.R. Fischel, The Economic Structure of Corporate Law 228 (1991). Maine defines a closely held corporation as a corporation with not more than 20 shareholders.  13-C M.R.S.A. § 102(2-A).  But
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alternative remedies.  Although it is clear that the standard for judicial intervention has been met, I am troubled by the remedy question and have little guidance from the parties. I am also troubled that, unlike most lawsuits involving conflicts over closely held corporations, there are hundreds of company shareholders who are not parties to this lawsuit.  Therefore, I ask that the lawyers, after consultation with their clients, present me within sixty days their position as to what remedy is appropriate.

I conducted a bench trial on November 6 and 7, 2006. After closing arguments on November 9, 2007, I allowed post-trial briefing. These are my findings of fact and conclusions of law.

FINDINGS OF FACT

1. First Hartford Corporation ("FHC") incorporated under Maine statutes in 1909 to engage in the textile industry.3 As textiles declined, the company shifted focus to the acquisition, development and management of real estate. It its statutory remedies for oppression apply to all corporations.  13-C M.R.S.A. § 1430.
3 The plaintiff Richard Kaplan testified that his father, Seymour Kaplan, and his uncle, the defendant Neil Ellis, started the business with help from Richard Kaplan's grandfather.  Tr. 10:18-11:10. But Neil Ellis was age 78 in 2006, so he could not have started a corporation in the early twentieth century. Perhaps Kaplan was referring to the start of the real estate business or the public offering in the 1960s. That would be more consistent with the parties' ages, and the fact that Ellis became President and director in the late 1960s.

went public in the 1960s,4 and created a wholly owned subsidiary, First Hartford Realty Corporation to conduct the real estate business.5

                   2. The Board of Directors currently is comprised of Neil Ellis, an individual defendant in this lawsuit; Stuart Greenwald; and David Harding. Ellis owns approximately 43% of the company's common stock. He has been a director of FHC since 1966 and President since 1968.

                   3. Ellis hired Greenwald as FHC treasurer in 1978 and asked him to become an FHC director in 1980. Greenwald currently is FHC's secretary and treasurer.

                   4. Ellis hired Harding in 1992 to manage and supervise property management and to negotiate financing. Harding became a director in 1998, replacing a previous director/officer, Leonard Seader, who died in 1997. Harding currently is a vice president.

                   5. The plaintiff, Richard Kaplan (Ellis's nephew), owns outright and beneficially approximately 19.1%6 of the outstanding shares of FHC (with his

4 Judge Gorton so found in Kaplan v. First Hartford, 447 F. Supp.2d 3, 4 (D. Mass. 2006) ("Proxy Litig.").
5 For the time period with which this lawsuit is concerned, FHC operated almost entirely through First Hartford Realty and, unless the distinction is relevant, I will not differentiate between the two.
6 This number is consistent with Judge Gorton's findings in the Proxy Litigation, and it comes from the 2005 10K. Pl. Ex. 59. Although the 2006 10K shows Kaplan owning the same number of shares as the 2005 10K, it reports a different percentage of ownership, 17.9%. Pl. Ex. 85. The parties both use the 19% number in their briefs, so I will use it for the purposes of this opinion.  The difference is not material to my analysis.

brother David, 21%7) through family trusts and other business entities. Kaplan's shares came primarily from inheritance.

                    6. FHC has about 820 shareholders.8 The only other shareholders holding significant amounts of stock are one family with 8%, one with 7%, and another with .99%. The record contains no information on how these families became shareholders, whether by family relationships, employment, or on the open market. In sum, four families own about 80% of the stock.9

                     7. Neil Ellis is also President and Director of Green Manor Corporation, a holding company he owns with his wife; and Vice President of Journal Publishing Company, Inc.10 (in turn owned by Green Manor Corporation), a corporation that publishes a newspaper in New England.  Pl. Ex. 85 at 8 of 41. I refer to Green Manor, Journal Publishing, and their subsidiaries, along with any other entities owned by Neil Ellis and his family members and not by FHC as "Ellis Entities."

                    8. By the early 1980's FHC was in poor financial condition.  It filed for a Chapter 11 reorganization in 1981,11 and emerged from Chapter 11 in 1987 with a negative net worth of about $6 million. Even after it emerged from bankruptcy

7 This number also comes from the 2005 10K. Pl. Ex. 59.
8 According to the 2006 10K.  Pl. Ex. 75 at 11 of 102.
9 There are 775 shareholders who own 500 or fewer shares and another 27 who own 501 to 1000. Pl. Ex. 76.
10 Journal Publishing operates through affiliates such as Journal Inquirer. I will sometimes refer simply to Journal, not distinguishing between the affiliates unless the distinction is relevant to
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court protection, FHC continued to lose money and employees (from 143 employees in fiscal year ending April 30, 1988, to 21 as of April 30, 1997).  See Pl. Ex. 64 at FHC0139 (1988 Form 10K); Pl. Ex. 73 at FHC0569 (1997 Form 10K). During those years, the company failed to follow corporate formalities. It held no official board meetings, and no annual shareholder meetings from 1986 until 2004, and had no audited financial statements between the fiscal year ending April 30, 1989, and the fiscal year ending April 30, 1999.  The company did continue to make SEC filings; the Form 10Ks throughout the 1990's showed a company that was struggling to stay in business.  In many instances, the President's (Ellis's) letters to shareholders raised the possibility that FHC might not survive.12 The 10Ks from the early 1990s reported no active trading of FHC stock; as the decade continued, the stock was very thinly traded at nominal prices.13 During all this time, Ellis managed FHC, hiring personnel and finding directors (Greenwald and Harding). So far as the evidence discloses, none of the other shareholders demonstrated any interest in the affairs of the corporation.14 the analysis.
11 FHC's subsidiaries were not part of the bankruptcy filing. Pl. Ex. 64 at FHC0039.
12 See, e.g., Pl. Ex. 67 at FHC0284 (Letter dated Jan. 21, 1991); Pl. Ex. 67 at FHC0035 (Letter dated Jan. 8, 1992); Pl. Ex. 70 at FHC0431 (Letter dated Aug. 16, 1993); Pl. Ex. 32 at FHC0522 (August 17, 1995); Pl. Ex. 72 at FHC0565 (Letter dated Sept. 24, 1996).
13 See Pl. Ex. 68-71 (10Ks from 1991-1995 reporting no trading of FHC common stock); see also P. Exs. 72-74 (10Ks from the latter half of the 1990s reporting small sales of stocks at nominal prices).
14 There was an apparently unrelated family dispute between Kaplan and Ellis concerning the "Allen Clark Parkwest matter" disclosed in the 1991 and 1992 proxy statements. Only cryptic references were made to it during this trial.

                    9. Eventually, Ellis nursed FHC back to profitability. In the process of doing so, he often used his own funds and credit, personally guaranteeing FHC debt.  By 2000, there was a market for FHC shares; the stock price since then has trended upward, tracking the company's financial viability.15 In October of 2003, as FHC's financial performance was improving and with the desire to institute a stock option plan for five employees,16 FHC planned its first shareholders meeting since 1986. Accordingly, Greenwald called Kaplan to inquire about share ownership and informed Kaplan of the upcoming shareholder meeting scheduled for early 2004.

                   10. Informed of the shareholder meeting, Kaplan planned to introduce a shareholder proposal to amend the FHC by-laws to require outside directors.  Pl. Ex. 34 at 27. On the day before the meeting, Kaplan sent his brother David (also a shareholder of FHC) to the company's headquarters to obtain a copy of FHC's shareholder list. Greenwald testified that initially he handed David Kaplan the list, but then Ellis entered the room and took the list from Kaplan's hands. Tr. 102:19-25.  Because FHC thereafter repeatedly denied access to the shareholder

15 See Pl. Ex. 21 (2000 10K reporting market for common stock between .125 and .5); Pl. Ex. 22 (2001 10K reporting a range of .125 to ..875); Pl. Ex. 23 (2002 10K reporting a range of .25 to .85); Pl. Ex. 24 (2003 10K reporting a range of .41 to .90); Pl. Ex. 61 (2004 10K reporting a range of ..70 to 1.90); Pl. Ex. 59 (2005 10K reporting a range of 1.65 to 3.95); Pl. Ex. 75 (2006 10K reporting a range of 1.70 to 3.75). Large blocks of shares, however, have proven difficult to sell. In 2005, Lehman Brothers requested a buy-back of 35,000 shares and agreed to a price of $2.50 a share, a number lower than the "market" price at the time "due to the lack of shares traded and the large block [Lehman Brothers] held." Pl. Ex. 35E. On the open market, for this size block of shares, Lehman Brothers would have received about $2 per share. Id.

list, Richard Kaplan sued FHC in Maine Superior Court in 2004 for access to the records. On January 12, 2005, Justice Marden enforced Kaplan's statutory right as a shareholder to see the shareholder list. Kaplan v. First Hartford Corp., 2005 WL 2727063, No. Civ. 04-275 (Me. Super. Jan. 12, 2005) (Marden, J.) ("Shareholder List Litig."). Later, Justice Marden awarded Kaplan attorney fees against FHC, finding that FHC had withheld the shareholder list from Kaplan in bad faith. Kaplan v. First Hartford Corp., No. 04-cv-275 (Me. Super. June 28, 2005) (Order awarding Fees and Costs).

                    11. With delayed access to the shareholder list, Kaplan presented his proposal to amend the bylaws to the February 2005 shareholders meeting. A majority of shareholders rejected Kaplan's proposal to require 80% outside directors on the FHC board.

                    12. In preparing for the 2004 and 2005 shareholder meetings (two meetings in 2005), Kaplan examined FHC's proxy statements and SEC filings. He then requested explanations of what he considered to be self-dealing transactions between FHC and Ellis. When unable to obtain records disclosing the terms of such self-dealing transactions, Kaplan sued FHC three times in federal court in Massachusetts (2004, 2005 and 2006). He asserted that FHC violated federal securities laws governing corporate disclosure requirements in the proxy statements it issued prior to the shareholders meetings. The three lawsuits were

16 Pl. Ex. 25 at 30. Greenwald and Harding were among the five employees. Pl. Ex. 34 18 of 31.

consolidated. After a bench trial, District Judge Gorton ruled that FHC had made misleading statements and material omissions in its proxy statements, as a result of which the shareholders could not determine the extent of Ellis's self-interest. Judge Gorton held that "FHC should have disclosed 1) the material terms of the transactions in which Ellis or his family were personally interested, 2) details concerning potential benefits and detriments to Ellis personally and 3) the relationship between Richmond Realty, Harding, Ellis, and FHC." Proxy Litig. at 9. Nevertheless, Judge Gorton awarded no damages, but prospective relief only, because "1) those non-disclosures were rendered less serious by virtue of FHC's dire financial status, 2) there is no evidence that shareholders would have voted differently had more complete disclosures been made by FHC and 3) many of plaintiff's claims have been rendered moot by the passage of time and the efforts of FHC to provide more accurate disclosures with each succeeding proxy statement." Id. at 16.

                    13. In 2006, FHC paid a cash dividend of ten cents per share.  This was the first dividend that FHC had paid shareholders in 25 years, Pl. Ex. 75 at 11 of 102, and totaled approximately $300,000. Id. at 16 of 102. Thus, as an owner of 43% of FHC common stock, Ellis received well over $100,000 in dividend payments. In 2006, FHC paid Ellis a bonus of $400,000 on top of a salary just over $200,000; Greenwald and Harding received bonuses of $150,000 and salaries of approximately $120,000 and $150,000 respectively.

                    14. Since FHC emerged from bankruptcy, Ellis has treated the company as part of a common enterprise with other companies that he owns.  Over the years, he has obtained financing for FHC's benefit by borrowing through his other companies. Although Ellis and Greenwald considered that these transactions created inter-company obligations, they did not fully document them. Ellis also has directed that FHC advance funds to Ellis Entities. These inter-company obligations were often interest-free and rarely reduced to writing.  The loans were sometimes repaid by what the parties call "off-sets."  Ellis would instruct Greenwald to forgive debt owed by an Ellis Entity to FHC simultaneously with debt FHC owned to an (often different) Ellis Entity ("off-sets" or "set off accounting"). Greenwald testified that for a number of years, FHC engaged in a method of short-term financing whereby it wrote a check to Journal and asked Journal to hold onto the check until a later day, in exchange for a check from Journal that could be used immediately.  Tr. 143:3-11.  The record is replete with other examples of how Ellis treated FHC as part of a common enterprise. For example, the Lubbock shopping center in Lubbock, Texas is owed by an Ellis Entity17 and managed by FHC, but the management fee arrangement is not

171.99% is actually owned by a subsidiary of FHC. See, infra, Findi ng of Fact ¶ 17 (discussing the ownership of the Lubbock shopping center).

reduced to writing. Ellis determines each year how much money his company will pay FHC.18

15. Aside from recent events, FHC records are incomplete, apparently due to a combination of circumstances: failure to create records documenting transactions between FHC and Ellis Entities; an FHC computer hard-drive failure in 1999; and Greenwald's time-and-space-related policy of destroying older documents. (No FHC documents were destroyed after this lawsuit started.) Very few records from related Ellis Entities were presented at this trial. Greenwald testified that he did not have access to some Ellis Entity records,19 the defendants chose to present only a few, and I have no information about the plaintiff's efforts to obtain them in discovery.

Description of the allegedly self-dealing transactions

16. 1988 MIP 16A and Scitico Gardens Property Swap. In 1988, the Teachers' Retirement System of the State of Illinois ("Teachers") became interested in purchasing a number of buildings in the Manchester Industrial Park in Manchester, Connecticut. FHC owned most of the buildings through one of its subsidiaries. But one of the buildings was owned by an entity known as MIP 16A, in turn owned by Green Manor, in turn owned by Ellis and his wife. Tr. 153.  The

18 Other examples include the fact that the books and accounting records for some Ellis Entities are maintained at FHC's office, by FHC employees, Tr. 79:20-80:2; 46:9-12; and that the Jonathan George Ellis Leukemia Foundation (of which Neil Ellis and his wife are the sole trustees) is principally funded by a wholly owned subsidiary of FHC. Pl. Exs. 100, 101, 102.
19 Tr. 212-213 (Greenwald testifies that he has access to the internal records of Journal only to
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MIP 16A building was particularly attractive to Teachers.  Teachers assigned a specific value to each building that it wanted to purchase, including $2,952,600 for MIP 16A's building.  Pl. Ex. 90 at FHC11039.  An overall purchase price of $13 million then was negotiated by reducing somewhat the total of Teachers' specific value assignments. The parties agreed upon this composite price for the entire group of buildings, including Ellis's MIP 16A building.  Pl. Ex. 1.  Ellis agreed that MIP 16A would sell its building to Teachers in order to facilitate the overall sale by FHC. (FHC needed the cash.) Greenwald recommended to Ellis that MIP 16A engage in a nontaxable like-kind exchange with FHC.20 As a result, Teachers paid the entire purchase price to FHC; FHC and MIP 16A both transferred their respective buildings to Teachers; and FHC transferred a separate property, Scitico Gardens, to MIP 16A, with MIP 16A assuming a debt to FHC of approximately $650,000 (the amount FHC had previously carried on its books as an obligation from the Scitico Gardens project due to cost overruns during construction). Def. Ex. 2, 3; Tr. 53. FHC did not obtain a contemporaneous appraisal of Scitico Gardens prior to the swap but the property had a cost basis (before depreciation) of $2,058,00021 and in Greenwald's opinion, was worth not much more than that.

the extent that Ellis supplies them).
20 This would avoid a taxable gain to Ellis.  Tr. 50:10-25. It offered little benefit to FHC since FHC recognized a gain on the sale of the industrial building to Teachers before it transferred Scitico Gardens to MIP 16A. Tr. 51:1-4.
21 I do not know exactly how old this number is, but the 1986 10K says that Scitico Gardens "reached substantial completion and occupancy during the year [1986]."  Pl. Ex. 64 at 12.

Tr. 154-55.  After the swap, FHC continued to manage Scitico Gardens and received management fees for doing so. There was no official board meeting or vote concerning the exchange, but two of the three FHC directors signed the bond for a deed and all three directors knew about it.

FHC carried the debt from MIP 16A interest-free and unsecured. Greenwald testified that no security was necessary because the debt was exceeded by amounts that FHC owed Ellis Entities. FHC never attempted to collect the debt because MIP 16A did not have the resources to pay it.  Tr. 58. The independent auditors found in 1999 that $264,000 of MIP 16A's debt to FHC had been written off, and Greenwald could not explain the write-off. Tr. 119:21-121:18; Pl. Exs. 2, 26.  Even after the write-off, FHC advanced more money to MIP 16A, and by the end of 2003 the debt had increased to $831,000.  Pl. Exs. 2, 5, 7, 9, 11. In 2004, the debt was reduced to zero when Greenwald set off the $831,000 against debts FHC owed Journal pursuant to oral agreements made in 1993 and 1995. Journal had written off those debts on its own books as uncollectible and had not demanded payment, but Greenwald made the off-set anyway; in contrast, he apparently did not resurrect the $264,000 in MIP 16A debt that the auditors had discovered that FHC wrote off as uncollectible.

17. 1994 Hartford Lubbock Exchange. In the early 1990s, an FHC wholly owned subsidiary, Lubbock Parkade, Inc., owned 75% and was the general partner of Hartford Lubbock Limited Partnership ("HLLP"). HLLP owned a shopping center in Lubbock, Texas. The 25% limited partner was an entity owned by Dollar Dry Dock, a bank that financed the project. HLLP owed Dollar Dry Dock approximately $12 million in mortgage financing. Greenwald testified that Ellis guaranteed these loans personally on behalf of HLLP because otherwise the partnership would not have been able to obtain financing to construct the shopping center.  Tr. 69; Pl. Ex. 94. At the time Ellis made the guarantees, his only personal stake in HLLP was by virtue of his ownership interest in FHC.

By 1994, both HLLP and the bank were in serious financial difficulty. HLLP filed for bankruptcy protection to avoid foreclosure. The Federal Deposit Insurance Corporation ("FDIC") took over the bank and obtained two independent appraisals of the shopping center at $5.7 and $6.6 million. See Def. Ex. 7 at FHC16943 and 16698. The FDIC then agreed to accept $5.6 million in cash and a $1 million promissory note in satisfaction of HLLP's $12 million debt (and Ellis's guarantees22) and to surrender its 25% interest in HLLP. Ellis and his wife guaranteed the $1 million promissory note and their daughter put up collateral.  To pay the $5.6 million in cash, HLLP took out a loan guaranteed by the Ellises23 from the First National Bank of West Texas. But the loan was only $5.4 million, and some of the funds were reserved to pay taxes, appraisal fees, and other

22 Ellis and his wife guaranteed the settlement agreement, but upon full execution of the agreement, they were released from their previous $12 million worth of guarantees.
23 Greenwald testified that Ellis provided a personal guarantee for this loan, but the only guarantee I find in the record is one from Ellis's wife, Elizabeth Ellis.  Tr. 70:1-4; Def. Ex. 11.  Nonetheless,
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expenses.24  To make up the difference, Ellis had Journal advance funds on HLLP's behalf through financing from M&T Bank.25  The settlement closed July 6, 1994, a deadline set by the FDIC. Almost simultaneously (July 5, 1994) HLLP's partnership agreement was amended so that a wholly owned FHC subsidiary, Parkade Center, became a 1% general partner of HLLP, and Lubbock Parkade, a separate company owned by FHC, became a 99% limited partner. Pl. Ex. 91 at FHC8310.  On that same day, FHC sold Lubbock Parkade to Journal in consideration of $3 million of debt forgiveness.26  Pl. Ex. 91 at FHC8333.

Before the FDIC settlement closing and the sale of Lubbock Parkade to Journal, HLLP obtained a commitment from Protective Life Insurance for $6.5 million in non-recourse financing, with closing to occur in October 1994. Protective Life's financing arrangement provided that its loan was contingent on Journal Publishing owning a 99% partnership interest in the project, and also required an $8.7 million appraisal as a condition to its loan.  FHC obtained the appraisal (actually $8.75 million) in June 1994, before the FDIC closing in July.  Pl. Ex. 92. The Protective Life loan did close in October 1994.  As a result, Ellis no

Kaplan does not contest that Ellis personally guaranteed the loan, so I will assume that he did.
24 See Def. Ex. 9 (only $5.1 of the $5.4 million was advanced by the First National Bank of West Texas).
25 The loan from M&T Bank was in the amount of $1 million, more than enough to cover the difference. See Def. Ex. 9.
26 The defendants point to FHC's 1994 10K as evidence of this $3 million transfer.  It says "the stock of Lubbock Parkade, Inc. was sold to an affiliated company for $3,000,000."  Pl. Ex. 71 at 30. As further evidence, the defendants point to Journal's financial statements showing that the amount due to related parties decreased by more than $3 million between 2004 and 2005.  Pl. Ex.
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longer had any personal obligations on any debt related to the Lubbock shopping center, and his wholly owned company owned 99% of it.  FHC managed the Lubbock shopping center before and after the transaction, continuing until the present, and has received management fees since the date of the sale in excess of $2 million, Pl. Ex. 85 at 21 of 41, but its ownership decreased to 1%.  FHC was also relieved of whatever obligation it would have had to Ellis had FDIC pursued Ellis on the guarantees that he made solely on account of FHC.

In 1998, the project was refinanced and Hartford Limited Liability Partnership II ("HLLP II") was formed because the lender required a new borrowing entity with no existing debt. FHC was assigned a 1% interest, and HLLP a 99% interest, in HLLP II. (Because FHC already owned a 1% interest in HLLP, it thus ended up with effectively 1.99%.)  Thereafter, at Ellis's direction, HLLP II made monthly payments to Ellis's daughters totaling $60,000 per year, starting no later than January 2001 and continuing until at least January 2006. Pl. Ex. 55. The partnership recorded the payments as "for services" even though Ellis, Greenwald, and Harding all knew that Ellis's daughters provided no services to HLLP II. The payments benefited only Ellis and his family and had no benefit to the partnership or to FHC whose wholly owned subsidiary (Parkade Center) was general partner.27 Now, according to its October 26, 2006 proxy statement

32 at FHC0494.
27 The defendants point out that the partnership agreement mandates distribution of 99% of the
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(and after Kaplan's litigation against FHC brought the payments to light), HLLP II has recognized the payments to the daughters as distributions of capital and has also announced that there were other payments (unexplained and undescribed) to Ellis's family members totaling $1,100,000. As a result, FHC28 very recently received $22,000, its retroactive 1.99% share of the distribution. Pl. Ex. 85 at 11.

18. 2000 Putnam Parkade Loan. In 2000, FHC used a subsidiary, Putnam Parkade, to raise money for FHC's general operating purposes. But because Putnam Parkade was unable to obtain traditional financing, Journal made the loan to FHC out of proceeds ($1.575 million) that Journal borrowed from Manufacturers and Traders Trust Company ("M&T Bank"). Journal transferred $1.275 million to Putnam Parkade, treated the remaining $300,000 as satisfaction of a previous debt owed by FHC to Journal, and thus treated the entire $1.575 million as a new loan from Journal to FHC. Under the agreement between Journal and FHC, Journal also gained a right to "participation payments" of 95% of the cash flow from Putnam Parkade, as well as a right to 95% of any subsequent refinancing proceeds (all on top of interest and principal). The 2000 10K described this "[a]s an added incentive to make this type of loan." Pl. Ex. 21 at 24. Greenwald testified that the bank suggested this term to give it a net cash flow to the limited partner and makes it discretionary for the general partner. I do not see how that bears upon the conflicting-interest analysis.
28 That is what the proxy statement says but presumably it means Parkade Center, Inc., FHC's wholly owned subsidiary.

business reason for the deal.  The right to these participation payments, however, continued even after the satisfaction of the loan. Tr. 270:9-10. Journal assigned the FHC note to M&T bank. Pl. Ex. 51. Putnam Parkade paid off the debt to Journal by Oct. 26, 2004. Pl. Ex. 53. Although after the debt was paid the right to participation payments still continued, it was not enforced by either Journal or the bank. The agreement with the participation rights was cancelled altogether during this litigation on January 9, 2006. Pl. Ex. 53.

19. 2002-2006 Balance Sheet Set-offs. Between 2002 and 2006, accounting records show that FHC transferred $2.25 million to Ellis Entities in one form or another, over $2 million of which was transferred after July 1, 2003.  These transfers included direct cash payments to Journal, cash payments to third-party vendors of Journal, and forgiveness of debt that Ellis Entities owed to FHC. As justification for these recent transfers that benefit a wholly owned Ellis company at the expense of FHC, Greenwald testified that FHC had an outstanding $2.25 million obligation to Journal because of two loans Journal made to FHC in 1993 and 1995. Greenwald testified that in 1993, Journal advanced $750,000 to Rhode Island Hospital Trust National Bank ("RI Bank") on FHC's behalf, in satisfaction of a $1.9 million debt FHC owed RI bank; and that in 1995, Journal advanced $1.5 million on FHC's behalf to Shawmut Bank. No promissory notes were executed between FHC and Journal to reflect the resulting

$2.25 million obligation from the two loans. According to Greenwald, Journal financed these payments by borrowing money from M&T Bank.

Kaplan argues that the record fails to demonstrate that Journal actually made these loans; and, alternatively, that even if it did, the loans were repaid prior to the recent transfers starting in 2002. Kaplan is understandably unsatisfied with the dearth of evidence in the record supporting Greenwald's testimony, a fact that I will consider when I turn to oppression; but, by a narrow margin, I credit Greenwald's account.

As to Kaplan's first complaint, I too question why Journal would advance money on behalf of FHC to settle disputes with RI Bank and Shawmut Bank that, at least on paper, involve Ellis and his entities far more than FHC.  The RI Bank schedule of indebtedness shows Ellis and Ellis Entities as the borrowers and guarantors of nearly all the debt that was settled; FHC was listed as a borrower of only $2,002.40 in 1991.29 Def. Ex.14 at FHC17591.  Similarly, the Shawmut lawsuit did not name FHC or its affiliates as defendants, Def. Ex. 32 at FHC0478, and the settlement agreement was not with FHC.30 Greenwald's explanation is that Ellis, personally and through his entities, had borrowed (and guaranteed)

29 A letter agreement from June 12, 1990, apparently makes FHC a guarantor of all the debt, but so are many Ellis Entities.  Def. Ex. 14 at FHC17592.
30 The Shawmut settlement letters do refer to "the Hartford lawsuits." Def. Ex. 21 at FHC17368. However, the settlement agreement was signed by Ellis individually and on behalf of many of his entities (Green Manor Corp., Sommersville Corp., Midway Green Corp. and Plainfield Green Condominium Corp.) but not FHC.

funds from RI Bank and Shawmut Bank solely on FHC's behalf because FHC could not obtain financing. Therefore, says Greenwald, when Journal financed the settlement of these debts, it was doing so on account of FHC, not Ellis, thereby creating a debt from FHC to Journal.

There is documentary evidence showing that Journal made the payments to RI Bank and Shawmut Bank, Def. Exs. 14, 21, that the payments were made through financing from M&T Bank, Def. Ex. 14 at FHC17585, and that FHC acknowledged publicly and contemporaneously that such payments had been made on its behalf. See Pl. Ex. 70 at 29 (FHC's 1993 10K states that the company has settled a defaulted loan and the "$750,000 has been advanced by an affiliate" of FHC); Pl. Ex. 32 at 9 (FHC's 1995 10K referring to the settlement with Shawmut Bank); cf. Def. Ex. 22 (Journal Publishing's 1995 10K stating, "In July, the company borrowed $1,500,000, the proceeds of which were advanced to an affiliate by the bank."). Internal FHC documentation of this obligation is limited to entries on financial statements that go back only to 1999, which mention notes payable to M&T Bank (not Journal) for $1.5 Million and $750,000. Pl. Ex. 17. But since the independent auditors first questioned him when FHC resumed audits in 1999, Greenwald has consistently maintained that the entries represent the amounts that FHC intended to repay Journal in connection with the two advances it received out of M&T Bank proceeds. See, e.g., Pl. Ex. 2 (handwritten auditor's note indicating that there is "accrued interest on [Notes

Payable] to JI of $1,500,000 and $750,000 [and] JI has written off these balances as uncollected but FHC management intends to pay the amount owed."); Pl. Exs. 17, 18. Kaplan has offered no evidence suggesting that these funds were originally borrowed for the benefit of anyone other than FHC.  FHC's 10Ks lend credence to Greenwald's account that Ellis and his entities often took out loans on behalf of FHC. See, e.g., Pl. Ex. 22 at 30. I therefore conclude that Journal did repay RI Bank and Shawmut on FHC's account.

The question remains whether the loans from Journal to FHC had been paid down before the transfers that took place between 2002 and 2006. Kaplan points to the fact that Journal's financial statements prior to 1999 show a debt owed from affiliated parties substantially less than the $2.25 million that FHC would have owed Journal at that time, if Greenwald's account is credible. However, the auditors in 1999 determined, and Greenwald explained at trial, that some of the FHC debts had been written off of Journal's books as uncollectible.  Once again, Kaplan has offered no evidence to contradict this account.31  I find that as of 1999, when the obligation first appears on FHC's books, a debt of $2.25 million was due and owing to Journal.

 31 Although it would be entirely reasonable to think that Journal might have set off some of the $2.25 million in prior years (such as the $3 million debt forgiveness related to the Hartford Lubbock exchange), I will not assume so much in the face of uncontroverted testimony in the record that the debt had not been set off.

20. Richmond Realty. In 1994, FHC and the United States Department of Housing and Urban Development ("HUD") entered a settlement agreement. As part of the settlement agreement, FHC agreed to stop managing HUD-insured properties for a period of time.32

Richmond Realty, LLC, an entity owned by Harding and his wife, was used thereafter to manage HUD properties. Richmond Realty keeps all its books and records at FHC headquarters; the payroll of Richmond Realty consists entirely of FHC employees; some FHC employees are paid by FHC for work done on behalf of Richmond Realty; all the profits of Richmond Reality are passed through to FHC by way of either rent payments or otherwise; and no written agreement governs this relationship. Though Harding disclosed to HUD most of the ties between Richmond Realty and FHC, Tr. 256:5-257:8, he did not disclose the financial relationship whereby all the profits from the properties passed through Richmond Realty to FHC. Tr. 261:1-5.

CONCLUSIONS OF LAW

Jurisdiction

The plaintiff Kaplan resides in Massachusetts; the defendant Ellis resides in Connecticut; the defendant FHC is incorporated in Maine with its principal place of business in Connecticut; more than $75,000 is at stake. Thus, diversity

32 This ban continued until three years following "confirmation of the last of the D3 and D4 Debtor Entity Plans." Both Greenwald and Harding testified that the last sale of HUD-insured properties occurred in 2003, suggesting that the restriction ended in 2006. Tr. 253:12-15; Tr. 83:17-24.

of citizenship provides federal jurisdiction. 28 U.S.C. § 1332. The parties agree that Maine law applies.

Statutory Grounds for Relief

Kaplan seeks relief under a Maine statute that permits dissolution of a Maine corporation, public or closely held. It states:

A corporation may be dissolved by a judicial dissolution in a proceeding by: . . [a] shareholder if it is established that:

B. The directors or those in control of the corporation have acted, are acting or will act in a manner that is illegal, oppressive or fraudulent;

. . . .

E. The corporate assets are being misapplied or wasted[.]

13-C M.R.S.A. § 1430(2)(B) & (E). Although Kaplan asserts that FHC and Ellis are guilty of all these things, he relies primarily on the oppressive conduct criterion.  But Kaplan has become diffident in his request for actual dissolution33 and now prefers alternative relief.  The statute recognizes the same list of objectionable corporate actions to support either dissolution or alternative remedies.

The parties apparently agree that Kaplan "has the burden of proof on every issue in this case except that, once Plaintiff has satisfied his burden to show a conflicting-interest transaction,34 the burden shifts to Defendant to show that the

33 Compare Compl. at 3 (seeking dissolution) and Pl. Pretrial Mem. at 1 (seeking dissolution), with Tr. 344:23-245:17 (Closing Statement) ("Plaintiff Kaplan doesn't propose at this time, Your Honor, that an order of dissolution decree would be necessarily in the best interest of all parties.").
34 See 13-C M.R.S.A. § 871(2) ("'Director's conflicting-interest transaction'...means a transaction
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particular transaction was . . . fair."35  Def. FHC's Post Tr. Br. at 14.  James B. Zimpritch, Maine Corporate Law and Practice, § 8.7[d] at 312-13 (2d ed. 2005) (citing 2, Model Business Corporation Act Ann., § 8.61(b), Official Cmt., at 8-402).36

This agreed-to burden shift, however, does not mean that, if FHC fails to prove that a conflicting-interest transaction was fair, Kaplan has thereby satisfied the statutory grounds for dissolution. Kaplan still must satisfy me that the unfairness amounts to fraud, illegality, oppression, corporate misapplication or waste.37 effected or proposed to be effected by the corporation or by a subsidiary of the corporation or any other entity in which the corporation has a controlling interest respecting which a director of the corporation has a conflicting interest.").
35 I reject the defendants' claim that a safe harbor under section 872(2)(A) applies in this case.  Def. Rep. Tr. Br. at 2-3.  The directors of FHC are not "qualified directors" for the purposes of this provision. See 13-C M.R.S.A. § 873(4)(B).
36 Although James B. Zimpritch is a partner in the law firm that represents FHC, the plaintiff and defendants all cite his treatise, the only treatise on Maine corporate law, and the plaintiff's lawyer agreed at oral argument that it is appropriate for the court to rely upon the treatise. Tr. 308:24-309:3.
37 Kaplan argues that I should also examine (and find wanting) the "procedural fairness" of the transactions. Kaplan contends that FHC's disregard of corporate formalities, especially the lack of official board meetings and formal votes by the board of directors approving the conflicting-interest transactions, rendered many of FHC's transactions procedurally unfair, regardless of whether or not they were fair by market standards.  Pl. Tr. Br. at 13-14, 19, 26.  It is true that Zimpritch says that "fairness goes beyond the single dimension of the market fairness of the terms of the deal." Zimpritch at § 8.7[d] (Citing 2 Model Business Corporation Act Ann. § 8.61(b), Official Comment, at 8-402).  To be fair, says Zimpritch, a transition must "be beneficial to the corporation, and the process of the decision making must have been fair." Id. But the official comment to the Model Business Corporation Act (which Zimpritch and Kaplan both cite) explains, "The most obvious [such] illustration . . . arises out of the director's failure to disclose fully his interest or hidden defects known to him regarding the transaction. Another illustration could be the exertion of improper pressure by the director upon other directors." 2 Model Business Corporation Act Ann. § 8.61(b), Official Comment, at 8-402.  For the most part, those characteristics do not apply here.
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           For corporate misapplication or waste, moreover, Kaplan must demonstrate that "corporate assets are being misapplied or wasted." 13-C M.R.S.A. § 1430(2)(E) (emphasis added). Evidence of a conflicting-interest transaction from the 1980s or 1990s whose fairness FHC cannot demonstrate now does not show that corporate assets are being misapplied or wasted.

As for "oppression," that standard of corporate and director conduct did not become effective until July 1, 2003, see P.L. 2001, ch. 640, § A-2 (enacting the provision effective July 1, 2003). Therefore, FHC's and Ellis's inability to demonstrate the fairness of a conflicting-interest transaction that occurred before July 1, 2003, is relevant to oppression only if it helps color the disputed manner in which FHC has been acting since July 1, 2003.38  Actions before July 1, 2003, are not independently actionable under the oppression standard.39

Procedural unfairness does not help Kaplan's case.

38 Maine's Law Court follows "the fundamental rule of statutory construction . . . that all statutes will be considered to have prospective operation only, unless the legislative intent to the contrary is expressed or necessarily implied from the language used."  Coates v. Maine Employment Sec. Comm'n, 406 A.2d 94, 96 (Me. 1979). The First Circuit has observed that conduct occurring before the amendment of a statute, although not actionable, nevertheless may be relevant "to show a pattern of illegal conduct, purpose or motivation with regard to independent violations that occurred after the effective date." Lamphere v. Brown Univ., 685 F.2d 743, 747 (1st Cir. 1982) (an employment discrimination case); see also Lakshman v. Univ. of Maine Sys., 328 F. Supp.2d 92, 103 (D. Me. 2004). I believe that principle applies here.
39 I therefore need not address statute of limitations issues (Kaplan says they have been waived) or laches issues (that were preserved in the pleadings).

Fraud or Illegality

Kaplan has not demonstrated fraud or illegality that would justify relief under the dissolution statute.  The only allegation of fraud is that FHC used Richmond Realty to defraud HUD. Although the limited evidence in the record suggests that HUD was not fully aware of the financial relationship between Richmond Reality and FHC, HUD was told of Harding's relationship to both FHC and Richmond Realty. With no evidence from HUD or testimony from HUD employees, I am unable to make a finding that there was a fraud on HUD.

As for illegality, Kaplan raises many of these allegations for the first time in his post-trial brief. This case was not tried on the basis of, and there was no reason for the defendants to defend against or present evidence concerning, allegations that they violated Federal tax law, the Sarbanes Oxley Act, the Foreign Corrupt Practices Act, the Securities Exchange Act or the Maine Business Corporations Act (other than the existing judgments in the Maine and Massachusetts lawsuits). I do not address these claims further.

The previous lawsuits determined that FHC violated section 14(e) of the Securities Exchange Act for misleading statements and material omissions in proxy statements, and section 721 of the Maine Act for denying Kaplan access to FHC's shareholder lists. Proxy Litig.; Shareholder List Litig.  Those violations do not establish the kind of illegality that justifies dissolution under the Maine statute. Those violations have their own penalties and remedies (far less drastic than dissolution); the disputes have already been litigated; and the courts' judgments have been implemented (Kaplan's access to FHC shareholder lists and issuance of new proxy statements that include the text of Judge Gorton's decision). I do not believe that the Maine dissolution statute contemplates the threat of judicial dissolution (or the alternate remedies) whenever a corporation is found to have violated a corporate or securities law. There is not yet a pattern here that would support going beyond the individual statutory penalties and putting the corporate existence in jeopardy based upon illegal behavior.

Misapplication or Waste of Corporate Assets

As evidence that "corporate assets are being misapplied or wasted," Kaplan points to the legal fees that FHC incurred to defend against his recent lawsuits in Maine and Massachusetts; the 1988 Scitico Gardens transaction; FHC's recent repayment of loans Journal made to FHC in 1993 and 1995; and recent bonuses FHC paid to Ellis, Greenwald and Harding.

On the legal fees, Kaplan claims that "[i]t is wasteful for FHC to spend over $1,000,000 defending itself against suits by shareholders requesting adequate information in the face of FHC's stonewalling."40 Pl. Post Tr. Br. at 55.  I will consider separately whether the conduct of FHC's directors that gave rise to the

40 Kaplan mistakenly says "over $1,000,000," citing First Hartford's 2006 Annual Report.  Pl. Ex. 75A (emphasis added). The report actually says "the company has spent close to $1,000,000 defending these actions."  Id. (emphasis added).  This number appears to cover the two Maine lawsuits concerning access to shareholder lists, the four Massachusetts lawsuits concerning the proxy statements, and this lawsuit seeking dissolution or an alternate remedy.

lawsuits or even resisting the lawsuits has been oppressive, but hiring lawyers to defend a corporation against litigation initiated by others will seldom be misapplication or waste of corporate assets that invokes the dissolution statute. Directors and officers usually have a duty to engage lawyers to defend the corporation even if they individually have failed to perform in some way that caused the litigation. I express no view on whether some other remedy such as a derivative lawsuit would be available to recover the expenditures on behalf of the corporation. Kaplan has not established that the legal fees spent in defending the corporation amounted to waste.

Kaplan also points to the 1988 Scitico Gardens transaction as a waste of corporate assets. What happened in 1988 does not show that corporate assets "are" being wasted now. Moreover, given that there is nothing in the record discrediting the reliability of FHC's numbers-Teachers' allocation of $2,952,600 for MIP 16A and Greenwald's testimony that Scitico Gardens was not worth much more than its cost basis of $2,058,000-I find that the defendants have met their burden of proving that the Scitico Gardens property swap was fair to FHC at the time it occurred. Even if Ellis gained a tax benefit from the swap, I cannot see how it was unfair to FHC for Ellis to swap a building worth nearly $3 million in exchange for one worth approximately $2 million.41 Kaplan has failed to demonstrate that the Scitico Gardens transaction satisfies the waste standard.

I treat separately Kaplan's attacks on allowing MIP 16A to assume debt to FHC as a result of the Scitico Gardens property swap.  He says, "Certainly it was wasteful for FHC to take on as part of the property swap the $689,000 in debt that they knew MIP 16A did not have the ability to repay; just as it was wasteful to continue to advance funds to MIP 16A over the years."  Pl. Post Tr. Br. at 55.  I disagree. It is hard to argue that MIP 16A could not repay the funds, given the way Ellis treated all the companies as part of a common enterprise, commingling assets as he saw fit. All that Ellis had to do to repay funds owed to FHC from MIP 16A was direct Greenwald to engage in set off accounting. In fact this is what ultimately took place in 2004 when FHC set off $831,000 owed by MIP 16A against debts FHC owed Journal Publishing.42

Kaplan also claims that FHC's directors' recent decision to repay undocumented loans made in 1992 and 1995 is waste or a misapplication of corporate assets. Kaplan understandably is highly critical of the informality and

41 Although contemporaneous appraisals of the properties would have been useful, I take into account FHC's financial difficulties at that time and understand why it may have resorted to less precise numbers.
42 Kaplan does not argue that it was misapplication or waste to write off as uncollectible the debt of $264,000 that MIP 16A owed FHC; or that it was misapplication or waste not to resurrect that amount when the debt was later set off against the debt owed to Journal that had also been written off as uncollectible. See Pl. Post Tr. Br. at 55-56 (arguing instead that the entire $2.25 million worth of off-sets to Journal was corporate waste).  I examine that conduct under the oppression standard.

inadequate documentation of these loans, a factor I consider when I turn to oppression. But, as for waste, he has offered little evidence to counter the explanation that Greenwald gave regarding these debts. Given my (albeit hesitant) factual finding that the debts were due, owing and unpaid in 1999, I reject Kaplan's allegation that the later transfers should not have been made because the debts were legally unenforceable. Even if the debts were unenforceable (I render no opinion), it is reasonable for a company to repay a prior obligation to one of its chief financiers.  To do otherwise would jeopardize the ability to obtain future financing from the financier (here Journal or Ellis).  At the least it is a business judgment that a court should not disturb; it does not amount to waste or misapplication of corporate assets.

Finally, I render no decision on whether the 2006 bonuses were corporate waste. Although Kaplan does make this claim, and it is clear that Ellis is unable to justify the bonus he paid himself,43 I choose to leave open this question and ground liability on the oppression standard. (Ordinarily, a shareholder can bring a derivative suit to recoup amounts paid in excessive compensation and does not need to resort to the drastic remedy of dissolution.)

Oppression

I turn then to oppression as the basis for a remedy, the real focus of Kaplan's case. Under Maine corporate law, a corporation is subject to judicial dissolution or alternative remedies, if it is established that "[t]he directors or those in control of the corporation have acted, are acting or will act in a manner that is . . . oppressive . . . ." 13-C M.R.S.A. § 1430(2)(B).

The academic writers recognize that the oppression doctrine and its statutory formulation developed in order to protect minority shareholders in closely held corporations who otherwise are subject to "freeze out" or "squeeze out" from the benefits that they expect.44 Typically these benefits (employment, for example) are more than simply a financial stake in the corporation's success.  "Just as the market protects the value of the public corporation shareholder's investment, the oppression doctrine should protect the value of the close corporation shareholder's investment." Moll at 791.  Commentators suggest that the oppression standard should be limited to closely held corporations.  The Model Act Commentary states:

As a practical matter, the remedy of judicial dissolution . . . is appropriate only for shareholders of closely held firms who have no ready market for their shares. Shareholders of publicly traded firms are protected by their right to sell out if they are dissatisfied with current management . . . .

3 Model Business Corporation Act Annotated § 14.34 (official comment). Accord Moll at 759 ("In the public corporation, the minority shareholder can escape these

43 See, infra, oppression findings ¶ 7.
44 "Common freeze-out techniques include the termination of a minority shareholder's employment, the refusal to declare dividends, the removal of a minority shareholder from a position of management, and the siphoning off of corporate earnings through high compensation to the majority shareholder." Moll at 758.

abuses of power by simply selling his shares on the market.").  Zimpritch, Maine's corporate law treatise author, declares that "only in the most extreme case would judicial dissolution be appropriate for a public company." § 14.11(a). Indeed, proposed changes in the Model Business Corporation Act would limit the remedy of dissolution for oppression explicitly to nonpublic corporations. 60 Business Lawyer 1622-24 (2005).

But the Commentary I have quoted accompanies a Model Act provision that Maine did not adopt,45 and Maine has not adopted the proposed amendment that would eliminate shareholder dissolution suits for public corporations.  Therefore in Maine, the standard of oppressive conduct governs all corporations, and I must apply it even to this publicly held corporation. In fact, FHC resembles a closely held corporation in some respects: four families own 80% of its stock; the 43% shareholder and the 19% shareholder have a family relationship (albeit now estranged) and their relatives were involved in some unexplained fashion in developing the business; the stock is unlisted and has only very thin trading; one shareholder has enough stock to control the corporation. But I also recognize that FHC does in fact have about 820 shareholders and that there is at least a thin market for its stock (in 2006 it traded in the $2 to $3 range except for bulk

45 Section 14.34 of the Model Act, which was not adopted in Maine, permits a private corporation to avoid dissolution by purchasing, or having one of more of its shareholders purchase, all shares owned by a complaining shareholder in a dissolution suit for fair value.

sales). I therefore also pay heed to the following statement from the Montana Supreme Court dealing with a similar Montana statute:

This Court has held that oppression may be more easily found in a close corporation than a larger, public corporation because shares in a closely held corporation are not offered for public sale. We have also held that when addressing these type of cases, we will proceed on a case-by-case basis.

Daniels v. Thomas, Dean & Hoskins, Inc., 804 P.2d 359, 368 (Mont. 1990) (citations omitted).  In other words, oppression depends on the context.

Neither the Maine Legislature nor the Law Court has given any content to the term "oppressive" as it is used in Maine's statute.46 There is caselaw from other jurisdictions and there is academic commentary. See generally 2 O'Neal and Thompson's, Close Corporations and LLCs: Law and Practice, § 9.18 at 9-102 (3rd ed. 2006) (tabular presentation of authority on oppression statutes by state).

According to one commentator, there are three tests for oppression: the so-called "general oppression" test that looks for "burdensome, harsh and wrongful conduct"; another test that mirrors the fiduciary duty of good faith and fair dealing that applies to a controlling shareholder; and the "reasonable expectations" test. Robert B. Thompson, The Shareholder's Cause of Action for Oppression, 48 Bus. Law 699, 711-12 (1992-1993). Another commentator has pointed out that the content of the term depends greatly upon whose perspective

46 There is a recent Maine Superior Court opinion that discusses the oppression standard.  See Napp v. Parks Camp, No. 04-cv-037 (Me. Super. Nov. 3, 2006) (Marden, J.)

is used: that of the minority shareholder or that of the shareholder/director in control. (The reasonable expectations test, in particular, focuses on the minority perspective.) Moll at 764.

Kaplan urges me to follow the general oppression standard. The Washington Supreme Court has articulated it as:

burdensome, harsh and wrongful conduct; a lack of probity and fair dealing in the affairs of a company to the prejudice of some of its members; or a visible departure from the standards of fair dealing, and a violation of fair play on which every shareholder who entrusts his money to a company is entitled to rely.

 Scott v. Trans-Sys., Inc., 64 P.3d 1, 6 (Wash. 2003); accord Baker v. Commercial Body Builders, Inc., 507 P.2d 387, 393 (Or. 1973) (also noting that the definition is of little value for application in a specific case). See also Jorgensen v. Water Works, Inc., 582 N.W.2d 98, 107 (Wis. Ct. App. 1998); Giannotti v. Hamway, 387 S.E.2d 725 (Va. 1990).

The defendants urge me to adopt instead the "reasonable expectations test."47 See, e.g., Matter of Topper v. Park Sheraton Pharmacy, 433 N.Y.S.2d 359 (N.Y. 1980); Balvik v. Sylvester, 411 N.W.2d 383, 387 (N.D. 1987); Stefano v. Coppock, 705 P.2d 443, 446 (Alaska 1985); Fox v. 7L Bar Ranch Co., 645 P.2d 929 (Mont. 1982); Brenner v. Berkowitz, 634 A.2d 1019 (N.J. 1993). The reasonable expectations test "defines oppression as a violation by the majority of the reasonable expectations of the minority." Trans-Sys., 64 P.3d at 6. The

Washington Supreme Court defines "reasonable expectations" as "those spoken and unspoken understandings on which the founders of a venture rely when commencing the venture." Id.

I do not find it useful to choose among the three tests.48 There are no Maine Law Court cases to indicate whether Maine will adopt any of those approaches. Academic commentary and caselaw recognize that certain courts apply more than one test, sometimes the circumstances determine which test will be used, and in many cases the tests produce the same result. See O'Neil § 9:27 at 9-191 (the standards "for determining oppression are not contradictory, as conduct that violates one of them may well violate the others."); Colt v.  Princeton Trout Club, Inc., 78 P.3d 1115 (Colo. App. 2003) (stating that "the definition of oppressive conduct is intended to be broad and flexible" and applying both the general oppression definition and the reasonable expectations definition, as well

47 Zimpritch mentions this test.  Zimpritch at § 14.11[c].
48 I do find that the reasonable expectations test does not help decide this case. The reasonable expectations test typically focuses on closely held corporations where the shareholders initially pooled their resources not only as an investment but also as an employment opportunity. The test is often used to support relief when a controlling shareholder later freezes out a minority shareholder from employment opportunities (the "reasonable expectations") for one reason or another. It is not particularly applicable here, where Kaplan has inherited his shares and there is no evidence concerning his or his forebears' expectations. Trans-Sys., Inc., 64 P.3d at 6 ("Application of the reasonable expectations test is most appropriate in situations where the complaining shareholder was one of the original participants in the venture-one who would have committed capital and resources."); Thompson at 712 ("There may be times when reasonable expectations would be difficult to use, as in situations where shareholders have been given or inherited their shares, and in these and other cases courts may prefer to use one of the other standards."); O'Neil at § 9:28 ("The reasonable expectations standard leads a court to examine perils faced by participants in a close corporation who have concentrated their financial and
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as looking at the fiduciary duty that majority shareholders owe to minorities); Trans-Sys., 64 P.3d at 711 (tests "are not mutually exclusive and one or both may be used in the same case depending on the facts"). In other words, choosing among these "tests" does not add predictability to outcome, an important element of corporate law.49

With this background, I turn directly to the record evidence of oppressive conduct, using the word in its ordinary sense and focusing on conduct that occurred after the effective date of this provision, July 1, 2003:50

1. In general, Ellis has treated FHC as his own property, moving money back and forth among his various companies including FHC, as he thinks beneficial. Kaplan established that proposition in this lawsuit. He also established it in the federal proxy litigation in Massachusetts where Judge Gorton found: "although transactions which took place many years ago while FHC was insolvent may be of little consequence today, such transactions are significant in confirming Ellis's peremptory control over human resources in an intimate ongoing business relationship.").
49 "[C]orporate law, both statutory and judicial, acts as a set of standard terms that lowers the cost of contracting." Easterbrook and Fischel at 236. "The more open-ended the standard, the more trouble they have predicting; the more trouble they have predicting, the less likely they are to resolve their differences short of litigation . . . ." Id. at 240.
50 I therefore do not address some disputed transactions in the record, such as the Putnam Parkade Loan (see, supra, Findings of Fact ¶ 18), that took place before the effective date of the oppression provision and offer only minimal context to the conduct that has occurred since July 1, 2003.

FHC's management and the Board and the comprehensive lack of proper corporate governance." Proxy Litig. at 15.

2. In early 2004, Ellis directed FHC to deny Kaplan's legitimate request for a stockholder list prior to the first shareholders meeting in almost 20 years. After discovering Kaplan's interest in appointing disinterested directors, Ellis directed FHC to continue withholding the shareholder list and to defend against two lawsuits to obtain it, litigation that any lawyer who read Maine's statute would tell him that FHC was bound to lose eventually. Maine Superior Court Justice Marden held that the conduct exemplified bad faith:

Defendant's actions in this case in its repeated efforts to deny the plaintiff reasonable access to the shareholders list displays a clear lack of good faith in its dealing with its shareholder in violation of its duty to that shareholder.

Kaplan v. First Hartford, No. 04-cv-275 (Me. Super. June 28, 2005) (Order awarding Fees and Costs).

                    3. In connection with three shareholder meetings in 2004 and 2005, FHC issued proxy statements that were negligently misleading in their statements and omissions. They prevented shareholders from learning and understanding the full nature of Ellis's conflicted dealings, namely "the material terms of those transactions in which Ellis and his family were personally interested, [and] details concerning potential benefits and detriments to Ellis personally."  Proxy Litig. at 15.

                    4. On a continuing basis until 2006, Ellis directed HLLP II to pay his daughters $60,000 annually (and an additional unexplained amount that totaled $1.1 million to Ellis and his family). HLLP II was a partnership in which FHC's wholly owned subsidiary was the general partner.  Ellis ignored this FHC ownership interest, treating the partnership as entirely his own.51 It was undisputed then and now that the daughters rendered no services for their payments, and that no equivalent pro rata payments were made contemporaneously to FHC or its subsidiary.  Only after the practice was brought to light during Kaplan's proxy lawsuits were these payments treated as distributions that should have generated a pro rata distribution to FHC. Furthermore, the defendants have offered no documentation explaining the additional payments to other Ellis family members amounting to a total of $1.1 million. The payments were made and condoned by Greenwald and Harding because Ellis directed them to do so, even though they knew that his daughters had provided no services to HLLP II.  Tr. 90:17-20; 262:16-19.  These payments are evidence not only of Ellis treating all these corporations as part of a common enterprise, but also of his exercising peremptory control over FHC's board of directors and the inadequacy of records memorializing his self-dealing.52

51 See Transcript from the Proxy Litig. at 4 (Docket Item 80, Attachment 1).
52 Kaplan argues that the original Hartford Lubbock transaction resulting from the FDIC
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5. To this day, FHC manages the Lubbock shopping center without a written management fee agreement. From 2000 to 2003, before settlement ( see, supra, Findings of Fact ¶ 17) was evidence of oppressive conduct.  Because it took place many years ago, the transaction cannot qualify as independent grounds for dissolution, but it could help color the oppressive conduct that has occurred since July 1, 2003. Nonetheless I find that the defendants have proven that this transaction was fair to FHC.

All the facts surrounding the Hartford Lubbock transaction were thoroughly litigated in this case, and the parties argued extensively about the fairness of the transaction. Kaplan insists that the way Ellis structured the transaction "ultimately served [Ellis's] interest above those of FHC,"  Pl. Reply to Def. Post Tr. Br. at 9, while the defendants say the transaction was "a huge benefit to First Hartford." Def. FHC Opp'n Post Tr. Br. at 10. The parties' disagreement hinges on the issue of what, if anything, FHC gained from the FDIC forgiving HLLP debt that Ellis had personally guaranteed.

Kaplan points out that FHC did not guarantee any of the debt and was not a general partner of HLLP (FHC's wholly owned subsidiary was general partner); thus the FDIC could have foreclosed on the property and pursued Ellis on his guarantee, but could not have pursued FHC.  If the debt relief was solely for Ellis's benefit, it is easy to see why Kaplan would complain that Ellis, a self-interested director, stood to lose the most in the FDIC foreclosure and structured a settlement whereby he came out farthest ahead.

However, Greenwald testified that Ellis originally gave his personal guarantees for these loans solely on account of FHC whose subsidiary otherwise could not obtain financing to construct the shopping center.  Kaplan offered no evidence to rebut this assertion. Therefore, the defendants suggest, Ellis could have sought and obtained indemnity from FHC had the FDIC actually held him liable for the $12 million debt.  I find that, at the least, the debt relief accomplished by the FDIC settlement benefited Ellis and FHC equally.

I also find that the tax consequences of this transaction were of no real benefit to either party. The defendants suggest that FHC would have had to recognize $12 million taxable gain if it walked away from the project in foreclosure. They did not explain why that was FHC's taxable gain rather than Lubbock Parkade's (perhaps the latter was a subchapter S corporation). Nonetheless, since FHC was allowing considerable accrued tax losses to expire at this time, I conclude that the issue of taxable gain to FHC is of little relevance. Pl. Ex. 71 at 23; Tr. 230.  I am not persuaded by Greenwald's speculation about Alternative Minimum Tax and Texas tax. Tr. 230:24-231:4.

Without the debt relief issues and the tax consequences, the Hartford Lubbock transaction appears to be a simple, albeit conflicting-interest, transaction.  FHC sold 99% of what had become its 100% interest in Lubbock Parkade to Journal (an Ellis Entity) for $3 million in debt relief, retaining a 1% general partnership interest. Lubbock Parkade's only asset was a shopping center worth $8.7 million with $6.6 million in what would soon become non-recourse debt.  Given these numbers, it is hard to justify Kaplan's complaint-FHC sold an asset worth approximately $2 million in exchange for $3 million in debt relief. Kaplan does speculate that the property may have been worth more than $8.7 million, but he offers no evidence in that regard. See Pl. Post Tr. Br. at 19.  Rejecting Kaplan's conjecture and using only the record evidence before me, I find that the defendants have met their burden to prove that selling the shopping center to Journal for $3
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Kaplan showed interest in the affairs of FHC, FHC was receiving management fees in the range of $200,000 to $300,000.  Def. Ex. 30. In 2004, the fee dropped to approximately $60,000; in 2005 it was the same; and in 2006 the fee was approximately $75,000.  Pl. Ex. 75 at 38.  The revenues from the shopping center have remained relatively constant as the fees have dropped dramatically.  Def. Ex. 30.  Ellis testified that the earlier payments were in excess of the market rate, and were paid to FHC because "First Hartford needed the money." Tr. 286.  This is a clear example of how Ellis treated all these companies as part of his personal enterprise. Furthermore, the timing of the precipitous drop in management fees since Kaplan emerged in 2004 suggests that Ellis has been managing FHC with an eye towards his personal advantage, at the expense of the minority shareholders.

6. Around 2004, Ellis directed the transfer of monies away from FHC to benefit companies that he owned outright. He instructed Greenwald to pay legal fees for work done on behalf of Journal out of FHC's funds, and to account for them as repayment of two undocumented loans made by Journal to FHC in 1993 and 1995. He continued to make these payments, along with other cash payments and debt forgiveness to Ellis Entities throughout 2004, including debt forgiveness to MIP 16A of million was fair to FHC.

$831,000. Although I concluded that FHC was justified in repaying Journal for these undocumented loans (even though Journal had previously written off the debt as uncollectible), I observe that FHC did not resurrect the $264,000 that the auditors discovered had been written off as uncollectible debt from MIP 16A to FHC.  These transactions demonstrate that Ellis disregards corporate formalities, inadequately documents self-interested transactions, treats FHC as part of his common enterprise, and benefits his own interests over FHC.

7. Even while this litigation was pending, Ellis paid himself a $400,000 bonus in 2006. This bonus was on top of the dividends that Ellis received as a 43% shareholder and on top of his regular salary of over $200,000. I do not apply the business judgment rule to this decision. See Zimpritch at § 8.7[b] (the business judgment rule does not apply to directors and officers who set their own compensation). See also, 5 Fletcher, Cyclopedia Corporations, § 2129 (Perm. Ed.).  This was clearly a self-interested transaction because Ellis was not a disinterested director in choosing to pay himself this amount, nor were Greenwald and Harding, his two employees who depend upon him for their livelihoods.  Ellis therefore has the burden to demonstrate the fairness of the compensation. He justifies the $400,000 bonus based upon a compensation consultant's report of what chief executive officers earn. Def. Ex. 28. However, there is no indication that the consultant took into account that Ellis is also a 43% shareholder, without the need for the conventional incentives that are used to motivate management, and that he presumably also takes a salary fromother overlapping companies that he manages and owns outright with his wife.53 Ellis has failed to demonstrate the fairness of this $400,000 bonus.54

 No one of these actions alone would meet the oppression standard for a shareholder dissolution suit-each has its own remedy, ranging from the remedies that Kaplan has pursued successfully in Maine state court and in federal court in Massachusetts, to other remedies such as a derivative lawsuit, which Kaplan has not pursued. Instead, it is the pattern of abusive conduct that establishes oppression.  Kaplan has successfully sued FHC four times, yet the pattern of oppressive conduct continues. The Maine oppression statute should relieve minority shareholders, facing a pattern of abusive conduct, from having to file a new lawsuit for each individual instance.

I recognize that without Ellis, his work, his funds and his credit, FHC would not have emerged from its financial morass, and the investment of shareholders like Kaplan would long ago have become worthless. But Ellis chose to continue

53 If he does not take a salary from these other companies, but only from FHC, that would be further evidence of oppressive conduct in making FHC shoulder the entire burden of his compensation for running this group of businesses.
54 One commentator explains that "the siphoning off of corporate earnings through high compensation to the majority shareholder" is a common technique used by majority shareholders to oppress minority shareholders. Moll at 758.

the real estate business under FHC's auspices, a corporate form where there were other shareholders to whom the directors had corresponding obligations. He therefore was obliged to operate FHC accordingly, not treating the company as part of his general family assets, but as an independent entity of which he was a director (and controlling shareholder) with statutory and fiduciary obligations to others. Whatever good intentions he had originally, his actions cumulatively demonstrate a pattern of peremptory and oppressive treatment of minority shareholders. The pre-2003 transactions provide a context; the recent $400,000 bonus paid during litigation is the most recent example demonstrating that Ellis will not end his peremptory and oppressive behavior without intervention. It is true that FHC has reinstated independent audits, resumed shareholder meetings, hired an internal auditor and a new securities law firm, and this year for the first time in memory paid dividends. But at the same time, Ellis has transferred assets away from FHC to his other enterprises or his family by slashing management fees of the Lubbock shopping center; covertly paying his family members over $1.1 million from HLLP II, while ignoring FHC's ownership interest in the partnership; and transferring millions of dollars to Journal on account of debts previously written off as uncollectible, while at the same time ignoring over $250,000 worth of previously written off debt that MIP 16A owed FHC. He has also manifested extreme hostility to a shareholder's attempt to exercise legitimate rights of access to shareholder lists, and has paid himself an excessive bonus as a 43% shareholder. It is in that respect that I conclude that FHC and Ellis have treated other shareholders oppressively.

REMEDY

When the statutory grounds for dissolution are met, dissolution is not mandatory but lies within the sound discretion of the court. 13-C M.R.S.A. § 1434; Thompson's Point, Inc. v. Safe Harbor Dev. Corp., 862 F. Supp. 594, 602 (D. Me. 1994); Zimpritch at § 14.11[a].  At this point, shareholder Kaplan does not seek outright dissolution.55

Maine law lists several alternative options short of outright dissolution:

[I]n any action filed by a shareholder to dissolve a corporation on any of the grounds enumerated in section 1430 . . . the court may make an order or grant relief, other than dissolution, that in its discretion it considers appropriate, including, without limitation, an order:

A. Providing for the purchase at their fair value of shares of any shareholder either by the corporation or by other shareholders;

B. Providing for the sale of all the property and franchises of the corporation to a single purchaser, who succeeds to all the rights and privileges of the corporation and may reorganize the same under the direction of the court;

55 Even if he did, I would be reluctant to order dissolution of a solvent, publicly held corporation.  Much of the oppressive conduct has been remedied and FHC increasingly follows corporate formalities; there are 820 shareholders of this corporation, and only two are before the court in this case; nothing in the record shows what effects dissolution would have on the other shareholders of FHC, i.e., what effect such an order would have on ongoing real estate projects; how creditors might react to an order of dissolution; what the tax consequences of dissolution might be; and what effect an order of di ssolution would have on FHC employees.  "If it is easy to dissolve a firm, there will be more deadlocks, more claims of oppression." Easterbrook and Fischel at 239. Easterbrook and Fischel disagree with Professors Hetherington and Dooley, who call for easier dissolution.  See J.A.C. Hetherington and Michael P. Dooley, Illiquidity and Exploitation: A Proposed Statutory Solution to the Remaining Close Corporation Problem, 63 Va. L. Rev. 1 (1977).

C. Directing or prohibiting any act of the corporation or of shareholders, directors, officers or other persons party to the action;

D. Canceling or altering any provision contained in the articles of incorporation, in any amendment to the articles of incorporation or in the bylaws of the corporation;

E. Appointing a person who is qualified under the laws of this State to act as a receiver and who has no close personal, business or financial relationship to the members of any contending faction within the corporation to act as an additional director, either in all matters or in those matters the court directs, and to hold office as a director for any period the court orders, but not longer than 2 years. The person must be paid by the corporation compensation as ordered by the court and may be required to post security for the faithful performance of the director's duties in an amount and with any sureties the court orders; or

F. Canceling, altering or enjoining any resolution or other act of the corporation.

13-C M.R.S.A. § 1434(2).

During the trial, all parties focused on proving or disproving liability, i.e., whether Kaplan could meet the standard for judicial intervention. Indeed, by agreement they delayed discovery and expert testimony over stock value, a component critical to one statutory remedy Kaplan seeks, a forced buy-out of his shares. Kaplan's counsel advocates the appointment of an "independent receiver" who would unwind conflicted transactions, and explore equitable solutions (whatever they might be). When pressed, all the defendants have said is that no relief is needed or at most an injunction ordering FHC's directors to go forth and behave properly.

I am unsatisfied with the current record and argumentation on remedy.  Accordingly, I request additional briefing on what remedy is appropriate and, if necessary, further evidentiary submissions on that issue.  The briefs should consider the following issues that trouble me:

1. I am skeptical of the appointment of an "independent receiver." Assuming that the parties could even find someone with the skill and expertise to run this real estate business and simultaneously perform what Kaplan requests, it would be a very expensive undertaking, with no assurance that the receiver could generate a solution.  In the meantime, how would this affect the market for FHC shares, and thus the interests of more than 800 other shareholders?

2. I am skeptical that an injunction alone would satisfy the interests of the minority shareholders.  Even if I could tailor an injunction to the concerns I have (commingling of assets, excessive bonuses, unchecked self-dealing, hostility towards minority shareholders), I am concerned that it might not constrain Ellis. Kaplan has already prevailed in suits against FHC four times, yet the oppressive conduct continues. If I were to grant an injunction, I would surely need to retain jurisdiction. Again, how will that affect other shareholders?

3. Before I even begin to consider Kaplan's request for a forced buy-out or forced sale under section 1434(A) or (B), I would need evidence of FHC's ability to buy out Kaplan's shares or evidence that a willing single purchaser for FHC exists. Even with such evidence, Kaplan needs to demonstrate why this remedy is any more appropriate for a public company than a decree of dissolution. Kaplan remains free to sell his shares in the market (something he has not yet tried to do). I recognize Kaplan's concern that FHC shares are thinly traded, and that it would be difficult to get fair value for his large block of stock in the market. But there is no evidence that the stock is thinly traded as a result of the oppression I have found. Part of the risk of owning a minority interest in a small public corporation is that the shares may be difficult to sell, or their market price may be depressed due to their inherent lack of marketability and the control of large shareholders.

4. Why not provide relief under section 1434(2)(E), i.e., appoint an independent director to help protect the interests of the minority shareholder and to keep watch on Ellis?56 An independent director could create the objective voice needed to maintain confidence in the market for FHC shares. On the other hand, like an "independent receiver," an independent director would be costly (although less costly than a receiver), and it will be difficult to find a director qualified to sit on the board of a real

56 Although Kaplan has not asked for an independent director in this court, it is similar to the relief he requested in the proxy fight.

estate company, who is willing to enter into the midst of a family dispute, and who is independent and unobjectionable to all parties and this court.

5. Should any proposed remedy address what Kaplan claims are uncorrected losses attributable to Ellis's oppression, such as the write-off of $264,000 to MIP 16A, the excessive bonus Ellis paid himself in 2006, and the loss (if any) from the Lubbock shopping center management fee arrangement? If the defendants continue to urge that I grant only modest relief, I need to understand more fully what other remedies, such as a derivative suit, may be available to FHC's shareholders for the asserted losses.

6. Should I direct notice to all other shareholders of their right to intervene in this lawsuit under 13-C M.R.S.A. § 1434(1) ("Any shareholder of a corporation may intervene in an action brought by another shareholder under section 1430, subsection 2 to dissolve the corporation in order to seek relief other than dissolution.")?

Accordingly, I DIRECT the lawyers, after consultation with their clients, to present to me within sixty (60) days their positions on remedies, also addressing the various concerns I have outlined.

SO ORDERED.
DATED THIS 2ND DAY OF APRIL, 2007
/S/D. BROCK HORNBY
D. BROCK HORNBY
UNITED STATES DISTRICT JUDGE

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